UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

R1 RCM Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

R1 RCM Inc.

433 W. Ascension Way, Suite 200

Murray, Utah 84123

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING

TO BE HELD NOVEMBER 14, 2024

November 4, 2024

These definitive additional materials (the “Definitive Additional Materials”) amend and supplement the definitive proxy statement, dated October 16, 2024 (the “Definitive Proxy Statement”), initially mailed to stockholders on or about October 16, 2024, by R1 RCM Inc., a Delaware corporation (“R1” or the “Company,” “we,” “our” or “us”), for a special meeting of our stockholders (the “Special Meeting”) to be held virtually via live webcast on November 14, 2024, at 10:00 a.m., Eastern Time (unless the Special Meeting is adjourned or postponed). The purpose of the Special Meeting is to consider and vote upon, among other things, a proposal to approve and adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 31, 2024, by and among the Company, Raven Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), and Project Raven Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

These Definitive Additional Materials have been filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on November 4, 2024.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have more questions about the Merger or how to submit their proxies or if any stockholders need additional copies of the proxy statement, this supplement, the proxy card or voting instructions, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, please call toll-free: (877) 750-0637

Banks and brokerage firms, please call: (212) 750-5833

The information contained herein speaks only as of November 4, 2024, unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. The Company believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable law; however, to avoid the risks and uncertainties inherent in litigation and the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed Merger and to minimize the expense of defending such actions, the Company wishes to make supplemental disclosures related to the proposed Merger, which are set forth below, in response to certain allegations. In exchange for these supplemental disclosures, the plaintiff in the Garfield Complaint (as defined below) has agreed to voluntarily dismiss his claims. Nothing in these supplemental disclosures shall be deemed an admission of liability or the legal necessity or materiality under applicable law of any of the disclosures set forth herein. To the extent that information in these Definitive Additional Materials differs from or conflicts with information contained in the Definitive Proxy Statement, the information in these Definitive Additional Materials shall supersede or supplement the information in the Definitive Proxy Statement. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

SUMMARY TERM SHEET

The disclosure under the section entitled “Summary Term Sheet” is hereby amended and supplemented by adding the following language as a new section immediately following the section entitled “Summary Term Sheet—Regulatory Approvals” on page 8 of the Definitive Proxy Statement:

Litigation Related to the Merger

As of November 4, 2024, one complaint has been filed in state court relating to the Merger.

On October 29, 2024, a purported stockholder of the Company filed a lawsuit in the Supreme Court of the State of New York against the Company, its directors, Towerbrook, CD&R, Parent and Merger Sub, captioned Robert Garfield v. Bradford Armbrester, et al., No. 655727/2024 (the “Garfield Complaint”).

The Garfield Complaint alleges, among other things, (i) that the proxy statement issued in connection with the Merger contains materially false and misleading statements and omissions of presently existing or past facts and (ii) that the Transactions are unfair to the plaintiff and other R1 investors. The Garfield Complaint asserts claims against all defendants for (i) negligent misrepresentation and concealment in violation of New York common law and (ii) negligence in violation of New York common law.

The complaint seeks, among other things, (i) a declaration that defendants negligently misrepresented, concealed and omitted facts, and/or aided or abetted the same in this proxy statement; (ii) a declaration that defendants were negligent and failed to exercise reasonable care or competence in communicating or failing to communicate truthfully and completely in this proxy statement; (iii) a requirement that the Board cause the Company to make corrective and complete disclosures; (iv) enjoinment and/or rescission of the vote to approve and adopt the Merger Agreement until trial or until disclosures are revised; and (v) awarding interest, attorneys’ fees, expert fees, and other expenses.

The Company believes the claims asserted in this complaint are without merit.

Additional lawsuits may be filed against the Company, the Board, Towerbrook, CD&R, Parent and/or Merger Sub in connection with the transactions contemplated by the Merger Agreement and this proxy statement. If additional similar complaints are filed, absent new or different allegations that are material, the Company will not necessarily announce such additional filings.

As of the date of this proxy statement, the Company has received demand letters from eight purported stockholders relating to books and records requests pursuant to DGCL Section 220, demand letters from ten purported stockholders related to alleged disclosure deficiencies in this proxy statement and one demand for appraisal pursuant to Section 262 of the DGCL. No assurances can be made as to the outcome of such demands or other actions.

SPECIAL FACTORS

The disclosure under the section entitled “Special Factors—Legal Proceedings Related to the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language on page 108 of the Definitive Proxy Statement:

Litigation Related to the Merger

As of November 4, 2024, one complaint has been filed in state court relating to the Merger.

On October 29, 2024, a purported stockholder of the Company filed the Garfield Complaint.

The Garfield Complaint alleges, among other things, (i) that the proxy statement issued in connection with the Merger contains materially false and misleading statements and omissions of presently existing or past facts and (ii) that the Transactions are unfair to the plaintiff and other R1 investors. The Garfield Complaint asserts claims against all defendants for (i) negligent misrepresentation and concealment in violation of New York common law and (ii) negligence in violation of New York common law.

The complaint seeks, among other things, (i) a declaration that defendants negligently misrepresented, concealed and omitted facts, and/or aided or abetted the same in this proxy statement; (ii) a declaration that defendants were negligent and failed to exercise reasonable care or competence in communicating or failing to communicate truthfully and completely in this proxy statement; (iii) a requirement that the Board cause the Company to make corrective and complete disclosures; (iv) enjoinment and/or rescission of the vote to approve and adopt the Merger Agreement until trial or until disclosures are revised; and (v) awarding interest, attorneys’ fees, expert fees, and other expenses.

The Company believes the claims asserted in this complaint are without merit.

Additional lawsuits may be filed against the Company, the Board, Towerbrook, CD&R, Parent and/or Merger Sub in connection with the transactions contemplated by the Merger Agreement and this proxy statement. If additional similar complaints are filed, absent new or different allegations that are material, the Company will not necessarily announce such additional filings.

~~As of the date of this proxy statement, there are no pending lawsuits challenging the Merger, but lawsuits arising out of the Merger may be filed in the future. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to the Company, including any costs associated with indemnification of directors and officers.~~

As of the date of this proxy statement, the Company has received demand letters from ~~seven~~eight purported stockholders relating to books and records requests pursuant to DGCL Section 220 ~~and~~, demand letters from ~~three~~ten purported stockholders related to alleged disclosure deficiencies in this proxy statement and one demand for appraisal pursuant to Section 262 of the DGCL. No assurances can be made as to the outcome of such demands or other actions.

Background of the Merger

The disclosure under the section entitled “Special Factors—Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language to the third full paragraph on page 26 of the Definitive Proxy Statement:

On March 28, 2024, the Company and the Special Committee entered into separate engagement letters with each of Qatalyst Partners and Barclays. In addition to the fees payable to Qatalyst Partners and Barclays as described in the sections entitled “Special Factors—Opinion of Qatalyst Partners LP” and “Special Factors—Opinion of Barclays Capital Inc.”, the engagement letters with each of Qatalyst Partners and Barclays provided that the Special Committee may determine in its discretion to award a one-time cash fee to Qatalyst Partners or Barclays, as applicable, based on such factors as the Special Committee deems relevant and at such time and in such amount as the Special Committee deems appropriate, if the services performed by Qatalyst Partners or Barclays in connection with their engagement do not result in a transaction involving the Company that would otherwise entitle Qatalyst Partners or Barclays to fees payable under their respective engagement letters upon the completion of such a transaction.

Opinion of Qatalyst Partners LP

The disclosure under the section entitled “Special Factors—Opinion of Qatalyst Partners LP—Summary of Qatalyst Partners’ Financial Analyses—Discounted Cash Flow Analysis” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language to Item 1(a)(i) under the first full paragraph on page 61 of the Definitive Proxy Statement:

(i) the implied net present value of the estimated future unlevered free cash flows (“UFCF”) of the Company, based on the Specified Unaudited Prospective Financial Information for the third quarter of calendar year 2024 through calendar year 2030 (which implied present value was calculated using a range of discount rates of 10.5% to 13.0%, based on an estimated weighted average cost of capital for the Company estimated using the capital asset pricing model and inputs based on Qatalyst’s professional judgment for the Company and selected companies referenced in the section below titled “—Selected Companies Analysis” (excluding both Waystar Holding Corp., due to its limited trading history, and international companies)); and

The disclosure under the section entitled “Special Factors—Opinion of Qatalyst Partners LP—Summary of Qatalyst Partners’ Financial Analyses—Selected Companies Analysis” is hereby amended and supplemented by adding the following bolded and double underlined language to the first full paragraph on page 62 of the Definitive Proxy Statement:

Qatalyst Partners reviewed and compared selected financial information and public market multiples for the Company with publicly available financial information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment and experience, based on factors including that they are publicly traded companies in similar lines of business to the Company, have a similar business model, have similar financial performance, have similar operating characteristics, or have other relevant or similar characteristics.

The disclosure under the section entitled “Special Factors—Opinion of Qatalyst Partners LP—Summary of Qatalyst Partners’ Financial Analyses—Selected Transactions Analysis” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language to the first full paragraph on page 63 of the Definitive Proxy Statement:

Qatalyst Partners compared 17 selected public company transactions that Qatalyst Partners based on its experience with M&A transactions, deemed relevant. Qatalyst Partners chose such transactions based on, among other things, similarities of the target companies to the Company with respect to lines of business, business models, ~~including transactions involving companies participating in similar lines of business to the Company or with similar business models, similar~~ financial performance or other relevant or similar characteristics.

Opinion of Barclays Capital Inc.

The disclosure under the section entitled “Special Factors—Opinion of Barclays Capital Inc.—Discounted Cash Flow Analysis” is hereby amended and supplemented by adding the following bolded and double underlined language to the third full paragraph on page 71 of the Definitive Proxy Statement:

To calculate the estimated enterprise value of the Company using the discounted cash flow method, Barclays added (i) the Company’s projected after-tax unlevered free cash flows for the six month period ending December 31, 2024 and for the fiscal years 2025 through 2030 based on the July 28 Projections and (ii) the Company’s projected tax savings from net operating losses for the fiscal years 2025 through 2039 per the Company’s management to (iii) the “terminal value” of the Company as of December 31, 2030, and discounted such amount to its present value using a range of selected discount rates. The residual value of the Company at the end of the forecast period, or “terminal value,” was estimated by selecting an estimated range of perpetuity growth rate of 3.50% to 4.50%, which was estimated by Barclays utilizing its professional judgment and experience, taking into account, among other things, market expectations and trends in the economy generally and in the industries and sectors in which the Company operates. The range of after-tax discount rates of 9.50% to 11.00% was selected based on an analysis of the weighted average cost of capital of the Company and comparable companies, which were derived by application of the Capital Asset Pricing Model, which took into account certain metrics including the unlevered beta of the Company and the comparable companies referenced in the section below titled “—Selected Comparable Company Analysis” (excluding Waystar Holding Corp. due to its limited trading history), market risk premium, risk-free rate of return, cost of debt and marginal tax rate. Barclays then calculated a range of implied prices per share of the Common Stock by subtracting estimated net debt of approximately $2,130 million as of June 30, 2024, per the Company’s management from the estimated enterprise value using the discounted cash flow method and dividing such amount by 462.4 million to 472.9 million fully diluted number of shares of the Common Stock as of July 30, 2024, where the fully diluted number of shares is dependent on the share price. The foregoing analysis yielded a range of implied present values per share of Common Stock of $9.93 to $16.24 per share.

The disclosure under the section entitled “Special Factors—Opinion of Barclays Capital Inc.—Selected Precedent Transaction Analysis” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language in the third full paragraph on page 72 of the Definitive Proxy Statement:

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the ~~applicable~~ target companies ~~in the transactions~~ to the Company with respect to ~~the~~ size, mix, margins and other characteristics ~~of their businesses~~, the industry in which the target company operated (the target company for each transaction chosen operates in the healthcare technology-enabled services industry), and the public availability of financial information regarding each transaction.

The disclosure under the section entitled “Special Factors—Opinion of Barclays Capital Inc.—Equity Research Price Targets Analysis” is hereby amended and supplemented by adding the following bolded and double underlined language to the fourth full paragraph on page 74 of the Definitive Proxy Statement:

Barclays reviewed publicly available price targets for the Common Stock prepared and published by sixteen equity research firms. Barclays noted that, for equity research published prior to the filing of Amendment No. 3 to Schedule 13D by New Mountain on February 26, 2024, the range of low-to-high share price targets as of February 26, 2024, was $12.00 to $20.00 per share, with a mean price target of $16.06 per share and a median price target of $16.50 per share. Barclays also noted that as of July 30, 2024, the range of low-to-high share price targets was $14.00 to $20.00 per share, with a mean price target of $16.55 per share and a median price target of $16.00 per share. The price targets published by the equity research firms did not necessarily reflect current market trading prices for shares of Common Stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future market conditions.

Interests of the Company’s Directors and Executive Officers in the Merger

The disclosure under the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—280G Mitigation Actions” is hereby amended and supplemented by adding the following bolded and double underlined language to the fifth full paragraph on page 96 of the Definitive Proxy Statement:

The Company may implement strategies before the Effective Time to mitigate the amount of potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the Code), including the named executive officers, which may reduce the amount of or eliminate any excise tax. The effect of any mitigation strategies which may be implemented cannot be quantified at this time. As of the date of this proxy statement, the Company has not yet approved any specific actions to mitigate any impact of Section 280G of the Code on the Company or any disqualified individuals. No executive officer is entitled to receive gross-ups or tax reimbursements from the Company with respect to any potential excise taxes.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Transaction, the Company has filed with the SEC the Definitive Proxy Statement on Schedule 14A. The Company, affiliates of the Company and affiliates of TowerBrook have jointly filed a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. The Company may also file other documents with the SEC regarding the Transaction. This document is not a substitute for the Definitive Proxy Statement, the Schedule 13E-3 or any other document which the Company has filed or may file with the SEC. The Definitive Proxy Statement, Schedule 13E-3 and proxy card have been mailed to the Company’s stockholders of record as of the close of business on October 16, 2024. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Definitive Proxy Statement, Schedule 13E-3 and other documents that are filed or will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, the Company’s website at ir.r1rcm.com or by contacting the Company’s Investor Relations Team at investorrelations@r1rcm.com.

The Transaction will be implemented solely pursuant to the Merger Agreement dated as of July 31, 2024, among the Company, Parent and Merger Sub, which contains the full terms and conditions of the Transaction.

PARTICIPANTS IN THE SOLICITATION

The Company and certain of its directors, executive officers and other employees, may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Transaction. Information regarding the Company’s directors and executive officers is contained in the “Director Compensation,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” sections of the definitive proxy statement for the 2024 annual meeting of stockholders of R1 RCM Inc., which was filed with the SEC on  April 12, 2024 (the “Annual Meeting Proxy Statement”) and is contained in the “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” and the “Security Ownership Of Certain Beneficial Owners And Management” sections of the Definitive Proxy Statement. Any change of the holdings of the Company’s securities by its directors or executive officers from the amounts set forth in the Annual Meeting Proxy Statement have been reflected in the following Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC: by Michael C. Feiner, filed on May 23, 2024; by Agnes Bundy Scanlan, filed on May  23, 2024; by John B. Henneman, III, filed on May  23, 2024; by Anthony R. Tersigni, filed on May  23, 2024; by Jill Smith, filed on May  23, 2024; by Joseph Flanagan, filed on May  23, 2024; by Jeremy Delinsky, filed on May  23, 2024; by David M. Dill, filed on May  23, 2024; by Bradford Kyle Armbrester, filed on May  23, 2024; by Anthony J. Speranzo, filed on May  23, 2024; by Jennifer Williams, filed on August  19, 2024; by John Sparby, filed on June  3, 2024; by Pamela L. Spikner, filed on October  2, 2024; by Lee Rivas, filed on August  19, 2024; and by Kyle Hicok, filed on August 19, 2024. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is included in the Definitive Proxy Statement filed with the SEC. This document may be obtained free of charge from the SEC’s website at www.sec.gov, the Company’s website at ir.r1rcm.com or by contacting the Company’s Investor Relations Team at investorrelations@r1rcm.com.

FORWARD-LOOKING STATEMENTS

This Schedule 14A includes certain “forward-looking statements” within the meaning of the federal securities laws, including statements related to the Transaction, and estimates and statements as to the expected timing, completion and effects of the Transaction. These forward-looking statements are based on the Company’s current expectations, estimates and projections regarding, among other things, the expected financial results for fiscal 2024 Q3, the date of closing of the Transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the Company’s discovery of items that materially impact the accuracy of the preliminary estimated financial results of the Company for fiscal 2024 Q3; (ii) the Company’s ability to timely finalize review procedures with respect to fiscal 2024 Q3; (iii) the completion of the Transaction on anticipated terms and timing or at all, including obtaining required stockholder approvals, and the satisfaction of other conditions to the completion of the Transaction; (iv) the ability of affiliates of Parent to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Transaction; (v) litigation relating to the Transaction that could be instituted against Parent, the Company or their respective affiliates, directors, managers or officers, including the effects of any outcomes related thereto; (vi) the risk that disruptions from the Transaction, including the diversion management’s attention from the Company’s ongoing business operations will harm the Company’s business, including current plans and operations; (vii) the ability of the Company to retain and hire key personnel in light of the Transaction; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; (vii) continued availability of capital and financing and rating agency actions; (ix) legislative, regulatory and economic developments affecting the Company’s business; (x) general economic and market developments and conditions; (xi) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect the Company’s financial performance; (xii) certain restrictions during the pendency of the Transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as the Company’s response to any of the aforementioned factors; (xiv) significant transaction costs associated with the Transaction, including the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction, including in circumstances requiring the Company to pay a termination fee or other expenses; (xvi) competitive responses to the Transaction, including the possibility that competing offers or acquisition proposals for the Company will be made; (xvii) the risk that the Company’s stock price may decline significantly if the Merger is not consummated; (xviii) the risks and uncertainties pertaining to the Company’s business, including those set forth in Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K, Part II, Item 1A of the Company’s subsequent Quarterly Reports on Form 10-Q and the Company’s definitive proxy statement filed with the SEC by the Company on October 16, 2024, as such risk factors may be amended, supplemented or superseded from time to time by other filings made by the Company with the SEC. While the lists of factors presented here and in the preliminary proxy statement, respectively, are considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on the Company’s financial condition, results of operations, credit rating or liquidity. In light of the significant uncertainties in these forward-looking statements, the Company cannot assure you that the forward-looking statements in this communication will prove to be accurate, and you should not regard these statements as a representation or warranty by the Company, its directors, officers or employees or any other person that the Company will achieve its objectives and plans in any specified time frame, or at all. These forward-looking statements speak only as of the date they are made, and the Company does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by applicable law.